Exhibit 10.3

Execution Copy

PENN VIRGINIA CORPORATION

EXECUTIVE CHANGE OF CONTROL SEVERANCE AGREEMENT

This Executive Change of Control Severance Agreement (“Agreement”) between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder (“Executive”) is made and entered into effective as of February 28, 2006 (the “Effective Date”).

WHEREAS, Executive is a key executive of the Company; and

WHEREAS, it is in the best interest of the Company and its shareholders if the key executives can approach material business development decisions objectively and without concern for their personal situation; and

WHEREAS, the Company recognizes that the possibility of a Change of Control (as defined below) of the Company may result in the early departure of key executives to the detriment of the Company and its shareholders; and

WHEREAS, Executive and the Company are currently parties to a Change of Control Severance Agreement dated as of May 7, 2002 (the “Original Agreement”); and

WHEREAS, the parties desire to terminate the Original Agreement; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and directed the Company to enter into this Agreement in order to continue to help retain and motivate key management and to continue to help ensure continuity of key management;

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.	Termination of Original Agreement.

The Original Agreement is hereby terminated and shall have no further force or effect.

2.	Term of Agreement.

A.	The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect through the second anniversary of the Effective Date; provided, however, commencing on the first day following the Effective Date and on each day thereafter, the Term of this Agreement shall automatically be extended for one additional day unless the Company shall give written notice to Executive that the Term shall cease to be so extended in which event this Agreement shall terminate on the second anniversary of the date such notice is given.

B.	Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs during the Term of this Agreement, the Term shall automatically be extended until, and shall terminate on, the 24-month anniversary of the date of the Change of Control.

C.	Termination of this Agreement shall not alter or impair any rights of Executive arising hereunder on or before such termination.

3.	Certain Definitions.

A.	“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

B.	“Bonus” shall mean an amount equal to the highest annual cash bonus paid or payable to Executive by the Company during the two-year period prior to Executive’s termination of employment.

C.	“Cause” shall mean (i) the willful and continued failure by Executive to substantially perform Executive’s duties with the Company or any Affiliate (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), (ii) Executive is convicted of a felony, (iii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company or any Affiliate, or (iv) Executive commits one or more significant acts of dishonesty as regards the Company or any Affiliate. For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. In the case of clauses (i), (iii) and (iv) above, the determination of whether Cause exists shall only be made by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board that was called for the purpose of considering such termination (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board and, if possible, to cure the breach that was the alleged basis for Cause) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

D.	“Change of Control” shall mean the occurrence of any of the following:

(i)	any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (v) of this Change of Control definition and excluding any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)	the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;

(iv)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(v)	the sale or disposition by the Company of all or substantially all of the assets of the Company, it being acknowledged for purposes of clarity that the sale or disposition by the Company of all or substantially all of its interest in Penn Virginia Resource GP, LLC or Penn Virginia Resource Partners, L.P. (the “Partnership”) does not constitute a sale or disposition of all or substantially all of the assets of the Company.

E.	“Good Reason” shall mean:

(i)	a reduction in Executive’s authority, duties, titles, status or responsibilities from those in effect immediately prior to the Change of Control or the assignment to Executive of duties or responsibilities inconsistent in any respect from those of Executive in effect immediately prior to the Change of Control, but excluding any action or omission by the Company that is isolated, insubstantial and inadvertent and which was not taken in bad faith by the Company and is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)	any reduction in Executive’s annual rate of base salary or any failure by the Company to continue in effect any material incentive compensation plan or arrangement (unless replacement plans providing Executive with substantially similar benefits are adopted) or the taking of any action by the Company that would adversely affect Executive’s participation in any such plan or arrangement or reduce Executive’s incentive compensation opportunities under such plan or arrangement, as the case may be;

(iii)	the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 8 hereof; or

(iv)	the relocation by more than 100 miles of the Company’s offices at which the Executive is based immediately prior to the Change of Control or the Company requires Executive, without Executive’s written consent, to be based at any office other than the Company’s office at which the Executive was based prior to the Change in Control if the new office location is more than 50 miles away from the original office location.

Unless Executive terminates his employment on or within 90 days following an act or omission to act by the Company constituting a Good Reason hereunder, Executive’s continued employment after such 90th day shall constitute Executive’s consent to, and a waiver of Executive’s rights with respect to, such act or failure to act. Executive’s right to terminate Executive’s employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by Executive.

F.	“Person” shall mean an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

G.	“Protected Period” shall mean the 24-month period beginning on the effective date of a Change of Control.

H.	“Termination Base Salary” shall mean that amount equal to Executive’s annual base salary with the Company at the rate in effect immediately prior to the Change of Control or, if a greater amount, Executive’s annual base salary at the rate in effect at any time thereafter.

4.	Change of Control Severance Benefits.

If (a) Executive terminates his employment with the Company during the Protected Period for a Good Reason event or (b) the Company terminates Executive’s employment during the Protected Period other than (i) for Cause or (ii) due to Executive’s inability to perform the primary duties of his position for at least 180 consecutive days due to a physical or mental impairment, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

A.	The Company shall, at the time provided in Section 4H, pay to Executive in a lump sum, in cash, an amount equal to three times the sum of Executive’s (i) Termination Base Salary and (ii) Bonus; provided, however, that, if any payment to be made, or benefit to be provided, to or on behalf of Executive pursuant to this Agreement (“Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor or similar provision) (“Excise Tax”), the amount payable to Executive under this Section 4A shall be reduced so that the Payments do not result in Executive being subject to the Excise Tax. One or more determinations as to (a) whether any of the Payments will be subject to the Excise Tax and (b) the amount of the Excise Tax imposed thereon, shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company). For purposes of determining whether any of the Payments will be subject to the Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that in the written advice of an independent accountant selected (and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax.

B.	Except to the extent any restricted shares of or options for Company stock, or any restricted or phantom unit awards with respect to common units of the Partnership, have already vested or become exercisable, as the case may be, under the Company’s Second Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”) or the Second Amended and Restated Penn Virginia Resource GP, LLC Long-Term Incentive Plan (the “LTIP”), or under any successor or other similar plan, as of the date of Executive’s termination of employment (i) all restricted shares of Company stock and all restricted and phantom unit awards with respect to common units of the Partnership of Executive shall become 100% vested and all restrictions thereon shall lapse and the Company and the Partnership shall promptly deliver to Executive unrestricted shares of Company stock and Partnership common units and (ii) each outstanding Company stock option and Partnership unit option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the Plan, the LTIP, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less.

C.	The Company shall pay to Executive, at the time provided in Section 4H, that amount equal to three times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Employee and Employee’s eligible family members during the month in which Employee’s employment terminates times (y) 12.

D.	For the 24-month period beginning on the date on which Executive’s employment terminates, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive.

E.	Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law. If the Company does not provide the release required pursuant to this subsection E, the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections A through D above.

F.

If Executive’s employment with the Company terminates prior to, but within six months of, the date on which a Change of Control occurs, and it is reasonably demonstrated by Executive that such termination of employment was (i) by the Company in connection with or in anticipation of the Change of Control or (ii) by Executive under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change of Control, then for all purposes of this Agreement the Change of Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Executive’s employment; provided, however, that the amount of payments and benefits that Executive is entitled to receive hereunder as a result of such Change of Control shall be reduced by the amount of all other severance payments and benefits previously received by Executive in connection with such termination.

G.	The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

H.	Payment of the amounts described in subsections A through C above shall be made immediately after the end of the revocation period for the Release (provided that the Release has not been revoked) or, if required by section 409A of the Code, no payments described in subsections A through D above shall be made until six months after the date of Executive’s separation from service with the Company. If Executive dies during such six-month period, such payments shall be paid to the personal representative of Executive’s estate as soon as practicable, but not later than 60 days, after the date of Executive’s death. If payment is delayed pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code shall be paid on the first business day after the end of the six-month period. Payments under this Agreement shall be made by mail to the last address provided for notices to Executive pursuant to Section 10 of this Agreement. Any payment not timely made by the Company under this Agreement shall bear interest at 18% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

5.	Restrictive Covenants.

A.

Confidential Information. Executive recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its affiliates, including, without limitation, analyses, interpretations, compilations, reports, reservoir data, geologic and geophysical data, maps, models, financial data, environmental data, information and knowledge pertaining to products and services offered, plans, trade secrets, proprietary information, customer lists, and relationships between the Company and its Affiliates and distributors, customers, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose any such Confidential Information to any

Person for any reason whatsoever without the prior written consent of the Board, unless such information is in the public domain through no fault of Executive or except as may be required by law.

B.	Non-Solicitation. Executive shall not, directly or indirectly, during his employment by the Company and for a period of two years thereafter, (i) solicit or divert business from, or attempt to convert any account or customer of the Company or any of its Affiliates, whether existing at the date hereof or acquired during Executive’s employment.

6.	Equitable Relief.

A.	Executive acknowledges that the restrictions contained in Section 5 hereof are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

B.	Executive agrees that the Company or any Affiliate shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any Affiliate may be entitled. In the event that any of the provisions of Section 5 hereof should ever be adjudicated to exceed the limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum limitations permitted by applicable law.

C.

Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5 hereof, including without limitation, any action commenced by the Company or any Affiliate for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 10 hereof. In the event of a lawsuit by either party to enforce the provisions of Section 5 of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney’s fees from the other party.

D.	Executive agrees that he will provide, and that the Company may similarly provide, a copy of Section 5 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used.

7.	No Mitigation.

Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor shall the amount of any payment or benefit provided for in this Agreement be reduced as the result of employment by another employer or self-employment, or offset against any amount claimed to be owed by Executive to the Company or otherwise, except that Executive shall waive, in a manner acceptable to the Company in its reasonable judgment, all rights to receive any severance payments or benefits that Executive is entitled to receive pursuant to any other Company severance plan or program.

8.	Successor Agreement.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to, and such successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. Failure of the successor to so assume as provided herein shall constitute a breach of this Agreement and entitle Executive to the payments and benefits hereunder as if triggered by a termination of Executive by the Company other than for Cause on the date of such succession.

9.	Indemnity.

In any situation where under applicable law the Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys fees) of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of the Company or any Affiliate or in any other capacity on behalf of or at the request of the Company or any Affiliate, then the

Company or any Affiliate shall promptly on written request, fully indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Company or any Affiliate may, under applicable law, be permitted to take so as to effectuate such indemnification, advancement or defense. Such agreement by the Company shall not be deemed to impair any other obligation of the Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of the Company under any statute.

10.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to the Company:

Three Radnor Corporate Center

Suite 300

100 Matsonford Road

Radnor, Pennsylvania 19087

If to Executive:

The address included in the Company’s records for purposes of delivering Executive’s Form W-2s.

11.	Arbitration.

Any dispute about the validity, interpretation, effect or alleged violation of this Agreement, other than with respect to Section 5 or 6 (an “arbitrable dispute”), must be submitted to confidential arbitration in Philadelphia, Pennsylvania. Arbitration shall take place before an experienced employment arbitrator licensed to practice law in such state and selected in accordance with the Model Employment Arbitration Procedures of the American Arbitration Association. Arbitration shall be the exclusive remedy of any arbitrable dispute. The Company shall bear all fees, costs and expenses of arbitration, including its own, those of the arbitrator and those of Executive unless the arbitrator provides otherwise with respect to the fees, costs and expenses of Executive; in no event shall Executive be chargeable with the fees, costs and expenses of the Company or the arbitrator. The Company shall advance to Executive all expenses incurred by Executive in connection with an arbitrable dispute and, if the arbitrator determines that Executive is the losing party in such dispute, Executive shall reimburse such expenses to the Company unless the arbitrator provides otherwise. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the other party shall be entitled to recover from the party initiating the use of such method all damages, costs, expenses and attorneys’ fees incurred as a result of the use of such method. Notwithstanding anything herein to the contrary, nothing in this Agreement shall purport to waive or in any way limit the right of any party to seek to enforce any judgment or decision on an arbitrable dispute in a court of competent jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Philadelphia, Pennsylvania, for the purposes of any proceeding arising out of this Agreement.

12.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

13.	Entire Agreement.

This Agreement is an integration of the parties’ agreement and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

14.	Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.	Amendment and Waivers.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is (a) agreed to in writing and signed by Executive and the Company and (b) approved by the Chairperson of the Company’s Compensation and Benefits Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective for all purposes as of the Effective Date.

PENN VIRGINIA CORPORATION

By:	/s/ A. James Dearlove
	Name:	A. James Dearlove
	Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Nancy M. Snyder
Nancy M. Snyder

JOINDER:

Penn Virginia Resource GP, LLC hereby agrees to comply with the provisions of Section 4B hereof.

PENN VIRGINIA RESOURCE GP, LLC

By:	/s/ A. James Dearlove
	Name:	A. James Dearlove
	Title:	Chief Executive Officer